LETTER OF APPOINTMENT

	Party A:	Guang Zhou Research Institute
			for Utilization of Reclaimed
			Resources

	Party B:	Canadian Rebound Rubber Corp.

	Chinese Guang Zhou Research Institute for Utilization of Reclaimed Resources, legally registered in China, is a research centre for the renewal and utilization of discarded and waste resources responsible for, on national, provincial as well as municipal levels, undertakings respect the renewal and utilization of discarded and waste resources. This institute, recognized nationally and internationally, has had outstanding technological achievements in the renewal of waste vulcanized rubber, has bred leading high tech talents in this particular field, and commands authority within the domestic and international academic circles.

	The Canadian Rebound Rubber Corp. specializes in environmental protection technology research and development, "three wastes" multiple utilization technology development, environmental protection engineering design, construction and scientific and technological information.

	Parties A and B, pursuant to friendly consultation conducted in Guangzhou in March, 1997, reached and understanding. As early as possible, utilizing their respective technological advantages both parties shall promote the applications of Party A's technological achievements in the area outside China, convert the same into production power, generate wealth for mankind and in accordance with the same, make the following terms and conditions to be jointly observed.

	ONE
Party A appoints Party B to promote, in the market outside China, the applications of its two national level technological achievements namely, the technology concerning the activation and transmutation of rubber powder and rubber renewal technology, and the resulting economic benefits shall be shared 70% by Party A and 30% by Party B.

	TWO
Should Party A be able to, with the assistance of Party B, successfully develop technology "employing coarse grained
(10-28 mesh) waste vulcanized rubber for the manufacture of desulphurized and modified rubber", then the related technological achievements shall be assigned to Party B for promotion in the area outside China and all resulting economic benefits derived shall be shared 60% by Party A and 40% by Party B.

	THREE
If, in spite of the assistance of Party B and despite of its best efforts, Party A is unable to successfully develop the technology "employing coarse grained (10-28 mesh) waste vulcanized rubber in the manufacture of desulphurized and modified rubber", and there is shortage of funding, Party B shall provide additional financial assistance in order to secure success. Division of economic benefits derived subsequently therefrom shall be separately determined by further consultation.

	FOUR
During the appointment of Party B by Party A, should Party A reach new findings with regard to the utilizations of reclaimed rubber, similarly Party B may proceed in the area outside China to promote applications thereof and the resulting economic benefits shall be determined by further consultation.

	FIVE
All rights and title to the above technologies are the property of Party A. Should Party B during its promotion of Party A's technological achievements in the area outside
China, encounter practical application problems Party A shall be responsible for providing problem resolutions, however, travel, food, and lodging expenses of Party A's technical staff sent abroad shall be the responsibility of Party B.

	SIX
This agreement shall be in four copies (four in Chinese and four in English language). Both parties shall retain two copies in Chinese and two in English.

	SEVEN
The Chinese copy shall prevail as the standard for this agreement.


Party A:	Guang Zhou Research Institute for
		Utilization of Reclaimed Resources


/s/LI XING RU
--------------------		seal
Authorized Signatory



Party B:	Canadian Rebound Rubber Corp.


/s/ D. ELROY FIMRITE
--------------------		seal
Authorized Signatory


				March 12, 1997